EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information: Diana G. Reardon Executive Vice President and Chief Financial Officer 203/265-8630 www.amphenol.com

AMPHENOL REPORTS ON
EFFECTS OF RECENT FLOODING IN NEW YORK STATE

Wallingford, Connecticut.  September 8, 2011.  Amphenol Corporation (NYSE-APH) announced today that it has incurred flood damage at its Sidney, New York manufacturing facility. The Sidney facility primarily serves the military/aerospace market. The entire region has been severely impacted by high rainfall and the back to back impacts of Hurricane Irene and Tropical Storm Lee, resulting in an unexpected and historic rise in water levels as well as pervasive flooding in the region.  The Sidney facility incurred flood related damage in 2006 as a result of severe and sudden flooding in the area in June of that year.  As a result of the 2006 event, which was considered historic and unprecedented in the region, significant flood abatement actions were taken by the Company and state and local governments.  We believe these actions will help to mitigate the loss from this potentially even more severe flood.

The Company is currently assessing the extent of property damage at the facility and the anticipated duration of business interruption, including an estimate of the sales impact. Preliminary estimates of flood related losses, in excess of related insurance coverage, are in the range of $20 to $35 million or $.07 to $.13 per share.  Because of the recent occurrence of the flooding, this estimate is preliminary and subject to change as the Company is able to develop better information on the extent of the loss and its insurance coverage.  The Company will reflect its best estimate of this loss in the results of its third quarter ending September 30, 2011.

Significant abatement, cleanup and restoration efforts are well under way with full support from the Company’s local employees and global operations, assisted by outside experts.  The Company is committed to restoring full service to its customers as quickly as possible.  Based on preliminary estimates the Company believes the facility will commence partial production early next week and ramp up to substantially full production within approximately 30 days.  Customer service and other administrative functions have already resumed activity pursuant to emergency operating plans.  The Company will provide an update on the impact of the flood, the status of its recovery activities and related loss estimates as soon as additional information is available, and in any event, at its regularly scheduled earnings conference call on October 19, 2011.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2010, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.